Exhibit 99.1
Clarivate Plc to Change NYSE Ticker Symbol to “CLVT” on February 1, 2021

London, U.K., January 20, 2021 – (PR Newswire) - Clarivate Plc (NYSE: CCC), a global leader in providing trusted information and insights to accelerate the pace of innovation, announced today that its ticker symbol on the New York Stock Exchange will change to “CLVT” from “CCC.” Trading under the new ticker symbol will begin on Monday, February 1, 2021.

Jerre Stead, Executive Chairman and CEO said: “Since going public in May 2019, we have undergone tremendous transformation and growth. We are excited to be able to better align the Clarivate name with our new stock symbol ‘CLVT’, which provides improved visibility with public investors and across all our stakeholders.”

No action is needed from Clarivate current stockholders relative to the ticker symbol change. The common stock will continue to be listed on the NYSE and the CUSIP will remain unchanged as G21810109.

About Clarivate

Clarivate™ is a global leader in providing solutions to accelerate the lifecycle of innovation. Our bold mission is to help customers solve some of the world’s most complex problems by providing actionable information and insights that reduce the time from new ideas to life-changing inventions. Covering scientific and academic research, pharmaceutical, biotech and healthcare intelligence and intellectual property services, we help customers discover, protect and commercialize their inventions using our trusted subscription and technology-based solutions coupled with deep domain expertise. For more information, please visit clarivate.com.

Category: Financial

Source: Clarivate Plc

Investor Relations Contact
Mark Donohue, Head of Investor Relations
mark.donohue@clarivate.com
+1 (215) 243 2202

Media Contact
Tabita Seagrave, Head of Global Corporate Communications
media.enquiries@clarivate.com

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